Exhibit 99.3

EQUITY COMMITMENT LETTER

KOKORO INVESTMENT PTE. LTD.

c/o GIC Special Investments Pte. Ltd.

335 Madison Avenue, 24th Floor

New York, NY 10017

December 14, 2014

To:	Argos Holdings Inc.

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2014, by and among Argos Holdings Inc., a Delaware corporation (“Parent”), PetSmart, Inc., a Delaware corporation (the “Company”), and Argos Merger Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

1. Kokoro Investment Pte. Ltd. (the “Investor”) agrees and commits that at the Closing, subject to the conditions set forth below, the Investor will, and/or will cause one or more of its assignees permitted by the terms hereof to, directly or indirectly, purchase from Parent common equity securities of Parent for cash in an amount up to $250,000,000.00 (the “Commitment”) solely for the purpose of funding a portion of the following amounts at the Closing: (i) the payment at the Closing of the aggregate Merger Consideration and the amounts payable pursuant to Section 2.3 of the Merger Agreement, (ii) the payment of any and all fees and expenses required to be paid by Parent in connection with the Closing and the Debt Financing pursuant to and in accordance with the Merger Agreement and the Debt Commitment Letter and (iii) any repayment or refinancing of indebtedness of the Company and its respective Subsidiaries to be repaid or refinanced at the Closing, if any. The Investor and/or its permitted assignees will not have any obligation under any circumstance to contribute to, purchase equity or debt securities or other instruments of, or otherwise provide funds to, Parent in any amount in excess of the Commitment pursuant to this letter agreement.

2. The Investor’s (and its permitted assignees’) obligations under this letter agreement to fund the Commitment are subject to the satisfaction of each of the following conditions: (i) the satisfaction or waiver by Parent of each of the conditions set forth in Section 6.1 and Section 6.3 of the Merger Agreement (other than (x) those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions or (y) those conditions the failure of which to be satisfied is a result of any breach by Parent or Merger Sub of their representations, warranties, covenants or agreements contained in the Merger Agreement), (ii)(a) the substantially contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement or (b) the Company having irrevocably confirmed in writing that if an order of specific performance is granted and the Debt Financing and the financing contemplated by this letter agreement are funded, then the Company will consummate the Merger on the date the Merger is required to be consummated by Parent and (iii)(a) the prior or substantially contemporaneous funding of the Debt Financing pursuant to the Debt Commitment Letter (solely with respect to amounts required to consummate the Merger) or (b) the Debt Financing will be funded substantially contemporaneously if the Commitment is or will be funded and the amounts required to be funded by the other Equity Investors pursuant to their respective Equity Financing Commitment Letters are or will be funded.

3. All obligations under this letter agreement shall expire automatically and immediately upon the earliest to occur of (a) consummation of the Merger, (b) the valid termination of the Merger Agreement pursuant to Article VII of the Merger Agreement (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not, or is later determined not to have been, a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 3(b)); (c) one (1) year after the End Date; provided that, in the event a claim by the Company under the second sentence of Section 6 of this letter agreement or any claim seeking an injunction, specific performance or other equitable remedy against Parent or Merger Sub under Section 8.5(b) of the Merger Agreement is then pending, this letter agreement shall not terminate under this clause (c) until any such claim has been resolved in a final non-appealable decision by a court of competent jurisdiction; or (d) the date that the Company or any of its Subsidiaries assert in any litigation or other legal proceeding or arbitration any claim in connection with the Merger Agreement or the transactions contemplated thereby (including in respect of any oral representations made or alleged to be made in connection therewith) against (i) the Investor under its Termination Fee Commitment Letter (except in the event that such claim is determined by a court of competent jurisdiction to have been brought improperly because the Merger Agreement was not validly terminated or otherwise, in which case the obligations under this letter agreement will not expire or terminate in respect of such claim pursuant to this Section 3(d)(i)), (ii) the Investor that is expressly prohibited hereunder or (iii) any Non-Recourse Party in violation of Section 4 hereof.

4. Notwithstanding anything that may be expressed or implied in this letter agreement, no Person other than the Investor and its permitted assignees shall have any obligation hereunder or in connection with the transactions contemplated hereby and, notwithstanding that the Investor may be a partnership or limited company, no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate (other than Parent or Merger Sub), member, manager, general or limited partner, representative or successor or assignee of the Investor or any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate (other than Parent or Merger Sub), member, manager, general or limited partner, representative or successor or assignee of the foregoing and including any other Parent Related Party (other than Parent or Merger Sub) (such persons, collectively, but in each case excluding the Investor itself and all other Equity Investors and their permitted assignees, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law; provided that (and notwithstanding anything to the contrary provided herein or otherwise) nothing herein shall limit the rights of the Company against Parent or Merger Sub under the Merger Agreement, or any other party under the other Equity Commitment Letters, the Termination Fee Commitment Letters, the Voting Agreement or the Confidentiality Agreements, in each case pursuant to the terms and conditions thereof. The parties hereto expressly agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of the Investor and/or its permitted assignees under this letter agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

5. Concurrently with the execution and delivery of this letter agreement, the Investor is executing and delivering to the Company the Termination Fee Commitment Letter. The Company’s remedies against the Investor under the Termination Fee Commitment Letter or the Company’s remedies under the applicable Confidentiality Agreement shall, and are intended to, be the sole and exclusive monetary remedies available to the Company and its Affiliates against the Investor or any of the Non-Recourse Parties for any loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising under or in connection with any breach of the Merger Agreement or of the failure of the transactions contemplated by the Merger Agreement to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to be made in connection therewith (whether or not Parent’s breach is caused by the breach by the Investor of its obligations under this letter agreement).

6. Subject to the immediately following sentence, this letter agreement may only be enforced by Parent and, except as provided in the immediately following sentence, nothing in this letter agreement shall be construed to confer upon or give to the Company or any other Person (including Parent’s creditors) any right to enforce this letter agreement or to cause Parent to enforce this letter agreement. Notwithstanding anything herein to the contrary, solely to the extent specific performance is permitted by Section 8.5 of the Merger Agreement or as provided in Section 7 hereof, Parent and the Investor acknowledge and agree that the Company is an express third party beneficiary of this letter agreement and the Company may enforce, or cause Parent to specifically enforce, performance of the Investor’s obligation to fund the Commitment, in each case subject to (i) the limitations and conditions set forth in this letter agreement and (ii) the terms and conditions of the Merger Agreement, including, without limitation, Section 8.5 thereof. The Investor hereby waives any defense to specific performance that a remedy at law would be adequate or that, absent specific performance, no irreparable harm would be suffered and any requirement under applicable Law to post a bond or other security as a prerequisite to obtaining equitable relief.

7. This letter agreement shall inure to the benefit of and be binding upon Parent and the Investor; provided, however, that this letter agreement may not be enforced in whole or in part against the Investor without giving effect to the limitations on the obligations of the Investor expressly set forth in this letter agreement. This letter agreement may not be terminated, amended or otherwise modified (or any provision waived) without the prior written consent of Parent, the Company and the Investor; provided, however, that the Investor may amend this letter agreement to reflect any assignment permitted by the following section. Together with the

Merger Agreement, the Termination Fee Commitment Letter, the Debt Commitment Letter and the applicable Confidentiality Agreement, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor or any of its Affiliates (other than any other Equity Investor), on the one hand, and Parent or the Company or any of their respective Subsidiaries, on the other, with respect to the transactions contemplated hereby.

8. The Investor may not assign its obligations to fund the Commitment; provided, however, that, without the consent of Parent or the Company, the Investor may assign its rights, interests and obligations under this letter agreement to any of its Affiliates; provided, further, that no such assignment shall relieve the Investor of its obligations hereunder. Notwithstanding anything to the contrary set forth herein, Parent may assign its rights under this letter agreement to any Person to which Parent validly assigns its interest in the Merger Agreement.

9. The obligation of the Investor to fund any portion of the Commitment may be reduced at the time of the Closing by the Investor to the extent (and only to the extent) that Parent does not require at the time of the Closing the full amount of the Commitment in order to fulfill its obligations in full under, and consummate the transactions contemplated by, the Merger Agreement (including the payment of the aggregate Merger Consideration in full). In lieu of purchasing common equity securities of Parent, subject to the prior receipt and prior delivery to the Company of a written consent from the Debt Financing Sources irrevocably agreeing that the Equity Contribution (as defined in the Debt Commitment Letter) may be funded by the purchase of equity interests other than common equity securities or debt securities or other instruments of Parent, the Investor may satisfy its Commitment in whole or in part by the purchase, directly or indirectly, of equity interests other than common equity securities or debt securities or other instruments of Parent, only if the purchase of such equity interests or debt securities or other instruments does not and will not, directly or indirectly, cause or result in the failure of any condition to the Debt Financing.

10. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION. Each party to this letter agreement irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this letter agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Delaware state or federal court. Each party to this letter agreement hereby waives the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by Law, that any final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise in any forum other than any state or federal court sitting in the State of Delaware. EACH PARTY TO THIS LETTER AGREEMENT IRREVOCABLY

WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS LETTER AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS LETTER AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS LETTER AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS PARAGRAPH. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

11. The Investor hereby represents and warrants to Parent that (a) it is duly organized and validly existing under the laws of its jurisdiction or organization and has all necessary entity power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary entity action by it, (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, (d) the Commitment is less than the maximum amount that it is permitted to invest at the Closing in any one portfolio investment pursuant to the terms of its organizational or governing documents or otherwise, (e) it has, and will have at the Closing, available funds (which may be in the form of uncalled capital commitments, if applicable, and which are available to be used at the Closing as provided herein) in excess of the sum of the Commitment hereunder and all other unfunded contractually binding equity or debt commitments of the Investor that are currently outstanding, (f) all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement, and (g) this letter agreement does not conflict with or result in any breach, violation or infringement of (with or without notice, the lapse of time or both) any provision of its organizational or governing documents or violate or infringe any Law applicable to the Investor.

12. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Merger Agreement and may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Termination Fee Commitment Letters), except with the prior written consent of the Investor; provided, however, that (a) this letter agreement shall be provided to the Company (so long as the Company agrees to keep, and agrees to cause its respective Affiliates and Representatives to keep, this letter agreement confidential on terms that are substantially identical to the terms contained in this sentence) and (b) the Company may disclose this letter agreement (i) to its respective Affiliates and representatives, (ii) to the extent required by Law or the applicable rules of any national securities exchange (including, without limitation, a summary description thereof in the documents filed or furnished by the Company with the U.S. Securities and Exchange Commission) or (iii) in connection with any litigation relating to the Merger Agreement and the transactions contemplated thereby.

13. This letter agreement shall inure to the benefit of and be binding upon Parent and the Investor. Nothing in this letter agreement, express or implied, is intended to nor does it confer (a) upon any person other than the Company, Parent and the Investor any rights or remedies under, or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter agreement or (b) upon any person any rights or remedies against any person other than Parent and the Investor (and their respective permitted assignees) under or by reason of this letter agreement; provided that the Non-Recourse Parties are express third party beneficiaries of Section 4 of this letter agreement and shall be entitled to enforce the provisions of Section 4 of this letter agreement. Without limiting the foregoing, Parent’s creditors (for the avoidance of doubt, other than the Company) shall have no right to specifically enforce this letter agreement or to cause Parent to enforce this letter agreement. For the avoidance of doubt, the Commitment will be only funded to Parent or its permitted assignees and under no circumstances will the Company be entitled to or seek that the Investor fund, or cause the funding, of the Commitment directly to the Company.

14. All notices required to be given hereunder, including, without limitation, service of process, shall be sufficient if in writing, and sent by email (provided that any notice received by email or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to the Investor:

c/o GIC Special Investments Pte. Ltd.

335 Madison Avenue, 24th Floor

New York, NY 10017

Attention: R. Eric Wilmes and Jason Young

Email: ericwilmes@gic.com.sg and jasonyoung@gic.com.sg

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Christopher B. Parsons and Anthony J. Norris

Email: christopher.parsons@ropesgray.com and anthony.norris@ropesgray.com or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this letter agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

If to the Parent, as provided in Section 8.7 of the Merger Agreement. A copy of all notices provided by Parent to the Investor or the Investor to Parent hereunder shall be given to the Company as provided in Section 8.7 of the Merger Agreement.

15. This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[SIGNATURES STARTING ON NEXT PAGE]

Very truly yours,

Kokoro Investment PTE LTD.

By:	/s/ Jason Young
Name: Jason Young
Title: Authorized Signatory

Accepted and agreed
as of the date first written above:

Argos Holdings Inc.

By:	/s/ Michael Chang
Name: Michael Chang
Title: Vice President and Treasurer

[Signature Page to Equity Commitment Letter – GIC]